FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
DECLARES QUARTERLY CASH DIVIDEND

HOUSTON, Texas, August 13, 2009 . . . Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today announced that its Board of Directors has approved a quarterly cash dividend of four cents per share of common stock.  The quarterly cash dividend announced today is payable on October 30, 2009 to shareholders of record at the close of business on October 15, 2009.  While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends, and the establishment of record and payment dates, are subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements.  These forward-looking statements have been made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995.  These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes.  These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us.  There can be no assurance that future dividends will be declared.  The actual declaration of future dividends, and the establishment of record and payment dates, is subject to final determination by our Board of Directors each quarter after its review of our financial performance.  Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, restrictions on the payment of dividends under existing or future credit agreements or other financing arrangements; changes in tax laws relating to corporate dividends; a determination by the Board of Directors that the declaration of a dividend is not in the best interests of the Company and its shareholders; an increase in our cash needs or a decrease in available cash; or a deterioration in our financial condition or results.  For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2008 Annual Report on Form 10-K.  Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com.  We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services.  At June 30, 2009, we owned and operated 1,264 funeral homes and 365 cemeteries (of which 207 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico.  Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.  For more information about Service Corporation International, please visit our website at www.sci-corp.com.  For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Investors:	Debbie Young – Director / Investor Relations	(713) 525-9088

Media:	Lisa Marshall – Managing Director / Corporate Communications	(713) 525-3066